Exhibit 10.2
COMPENSATION ARRANGEMENT FOR ROBERT SALVONI
On October 27, 2009, the Compensation Committee of the Company’s Board of Directors approved an increase in the base salary for Robert Salvoni, the Company’s Managing Director of Europe and Asia, from 160,000 GBP to 172,165 GBP, effective October 28, 2009. The Compensation Committee concluded that this base salary increase was appropriate to compensate Mr. Salvoni for the additional management duties and responsibilities assumed by him as a result of his recent appointment as Managing Director of the Company’s Asia operations.